Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE —
Date: April 20, 2011

Contact:
Investors	Media
Jay Gould	Maureen Brown
Jay.Gould@huntington.com	Maureen.Brown@Huntington.com
(614) 480-4060	(614) 480-5512

Todd Beekman
Todd.Beekman@huntington.com
(614) 480-3878
HUNTINGTON BANCSHARES REPORTS
$126.4 MILLION OF NET INCOME OR $0.14 PER COMMON SHARE
FOR THE 2011 FIRST QUARTER
CONTINUED GROWTH IN AVERAGE TOTAL LOANS AND CORE DEPOSITS
CONTINUED SIGNIFICANT IMPROVEMENT IN CREDIT QUALITY
Specific highlights compared with 2010 Fourth Quarter:
•	6%, or $38.0 million, decline in fully-taxable equivalent revenue, reflecting a $30.5 million decline in mortgage banking income
•	3.42% net interest margin, up 5 basis points
•	3% annualized growth in average total loans
•	3% annualized growth in average total core deposits
•	18% decline in nonaccrual loans
•	185% allowance for credit losses coverage of nonaccrual loans, up from 166%
•	0.96% return on average assets, up from 0.90%
•	12.7% return on average tangible common shareholders’ equity
•	9.75% Tier 1 common risk-based capital
•	7.81% tangible common equity ratio, up from 7.56%

COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2011 first quarter net income of $126.4 million, or $0.14 per common share. The current quarter included a reduction of $0.01 per common share related to additions to litigation reserves. This compared with net income of $122.9 million, or $0.05 per common share, in the 2010 fourth quarter. The prior quarter included a reduction of $0.07 per common share for the deemed dividend resulting from that quarter’s repurchase of TARP capital. Net income in the year-ago quarter was $39.7 million, or $0.01 per common share.
Summary Performance Discussion Compared with 2010 Fourth Quarter
“First quarter results were consistent with our expectations and set the stage for continued earnings growth throughout this year,” said Stephen D. Steinour, chairman, president, and chief executive. “Throughout last year, and continuing into this year, we are taking advantage of what we view as a moment in time to make significant investments in strategic initiatives to position us for more profitable and sustainable long-term growth. Reflecting these factors and the reality of certain near-term revenue headwinds, we previously noted that the primary driver of earnings growth in early 2011 would be lower provision for credit losses as credit quality continued to improve. As such, we are very pleased with this quarter’s continued, significant improvement in our credit quality. Nonaccrual and criticized loans again saw significant declines. Net charge-offs improved. As a result, our provision for credit losses declined. Nevertheless, our allowance for credit losses relative to the level of nonaccrual loans strengthened further.”
The provision for credit losses declined $37.6 million, or 43%, from the 2010 fourth quarter. This reflected an 18% decline in nonaccrual loans from the end of the prior quarter, commensurate with a 19% decrease in the level of new nonaccrual loans. Total criticized commercial loans declined 13% during the quarter and reflected a 41% decrease in new criticized commercial loans. While the period end allowance for credit losses (ACL) as a percentage of total loans and leases declined to 3.07% from 3.39%, the ACL as a percentage of total nonaccrual loans (NALs) increased to 185% from 166%. Net charge-offs were $165.1 million, or an annualized 1.73% of average total loans and leases, down from $172.3 million, or 1.82%, in the 2010 fourth quarter.
Net interest income declined $11.0 million, or 3%, from the fourth quarter. This reflected a 2% (8% annualized) decrease in average earning assets partially offset by a 5 basis point increase in the fully-taxable equivalent net interest margin to 3.42% from 3.37%. The decrease in average earning assets reflected a combination of factors including a $0.6 billion, or 6% (25% annualized), decrease in average available-for-sale and other securities. Contributing to this decline were sales of $0.2 billion of investment securities that partially funded the 2010 fourth quarter repurchase of TARP capital. The negative impact of the available-for-sale and other securities decline was partially offset by a $0.3 billion, or 1% (3% annualized), increase in average total loans and leases. Loan growth in commercial and industrial loans (C&I) as well as automobile loans was strong, up 11% and 13% annualized, respectively. Noncore commercial real estate (CRE) loans continued its planned decline. Importantly, the core deposit mix continued to improve given strong 2% (8% annualized) growth in noninterest-bearing demand deposits.

“The linked-quarter decline in net interest income reflected the impact of fewer days and a decline in average available-for-sale and other securities, as the fully-taxable equivalent net interest margin increased,” Steinour commented. “We are optimistic that net interest income will increase in coming quarters as we expect loan and core deposits to continue to grow with our net interest margin remaining relatively stable. We are especially pleased with this quarter’s increase in our net interest margin as this primarily reflected the benefit of continued growth in low cost noninterest bearing demand deposits. These deposits are our most profitable and represent the primary customer banking relationship. During the quarter, consumer checking account households grew at a 9% annualized rate, reflecting the traction we are gaining with customers in our markets as they increasingly embrace the benefits offered through our ‘Fair Play’ banking philosophy with programs such as 24-Hour Grace™ on overdrafts.”
Total noninterest income declined $27.3 million, or 10%. This reflected a $30.5 million, or 57%, decline in mortgage banking income from the fourth quarter primarily related to a 49% decline in mortgage originations. Trust services income increased 5% and brokerage income grew 21% from the 2010 fourth quarter.
“The decline in noninterest income was driven by the anticipated decrease in mortgage banking income due to expected lower originations as mortgage interest rates increased late in the fourth quarter and mortgage originations slowed,” Steinour noted. “Given recent origination data, we believe mortgage banking income will likely stabilize at the first quarter’s run rate. Aside from mortgage banking, we are encouraged by the growth in trust services and brokerage income, two areas in which we have been making strategic investments.”
Total noninterest expense declined $3.9 million, or 1%, reflecting declines in legal costs as collection activities declined, consulting expenses, OREO and foreclosure costs, and a number of other expense categories. Partially offsetting these declines was $17.0 million in additions to litigation reserves, seasonal increase in certain expenses, most notably personnel costs related to the annual FICA and other benefit expense resets, as well as March’s annual merit increases for nonexecutives.
“We were very pleased to see a reduction in noninterest expense despite additions to litigation reserves, the usual seasonal increases, and expenses related to making strategic investments,” Steinour continued.
On January 19, 2011, we repurchased for $49.1 million the warrant to purchase 23.6 million common shares issued to the U.S. Department of the Treasury in connection with the Capital Purchase Program under the Troubled Asset Relief Program (TARP). While the repurchase of this warrant had the positive effect of removing any possible future share dilutive impact, it negatively impacted our capital ratios. For example, the warrant repurchase negatively impacted our tangible common equity ratio by 9 basis points. Nevertheless, due to the first quarter’s earnings growth our March 31, 2011, capital ratios increased from the end of last year.
“The repurchase of this warrant closed our relationship with the U.S. Department of the Treasury with regard to the TARP capital. Our strong capital ratios and expectation for continued growth in earnings and capital positions us to actively explore capital management opportunities, including raising the dividend,” Steinour concluded.
The Tier 1 common risk-based capital ratio at March 31, 2011, was 9.75%, up from 9.29% at the end of the prior quarter, and the tangible common equity ratio increased to 7.81% from 7.56%. The regulatory Tier 1 and Total capital ratios were 12.04% and 14.85%, respectively, up from 11.55% and 14.46%, respectively, at the end of last year.

Pre-Tax, Pre-Provision Income Trends
One metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude provision expense, securities gains or losses, and amortization of intangibles. In addition, earnings are adjusted for items identified by Management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at the time to be infrequent or short-term in nature, which Management believes may distort the company’s underlying performance trends (see Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion).
Pre-Tax, Pre-Provision Income (1)

	2011	2010
	First	Fourth	Third	Second	First
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Income Before Income Taxes	$161.2	$157.9	$130.6	$62.1	$1.6

Add: Provision for credit losses	49.4	87.0	119.2	193.4	235.0
Less: Securities (losses) gains	0.0	(0.1)	(0.3)	0.2	(0.0)
Add: Amortization of intangibles	13.4	15.0	15.1	15.1	15.1
Less: Additions to litigation reserves	(17.0)	—	—	—	—

Pre-Tax, Pre-Provision Income (1)	$240.9	$260.1	$265.2	$270.5	$251.8

Linked-quarter change — amount	$(19.1)	$(5.2)	$(5.2)	$18.6	$9.8
Linked-quarter change — percent	-7.4%	-1.9%	-1.9%	7.4%	4.0%

(1)	See Basis of Presentation for definition
Pre-tax, pre-provision income was $240.9 million in the 2011 first quarter, down $19.1 million, or 7%, from the prior quarter. From a run-rate basis, the decline reflected:
•	$8.8 million seasonal reduction in revenue as the current quarter had less days than the fourth quarter. This included a $7.0 million reduction in net interest income and a $1.8 million reduction in service charge and electronic banking income, and
•	$6.9 million seasonal increase in noninterest expense primarily associated with the annual reset of FICA and other payroll taxes.
Expectations
We are optimistic about our prospects for continued earnings growth for the rest of the year.
Borrower and consumer confidence and the sustainability of the slow economic recovery remain major factors impacting growth opportunities for the rest of 2011. Unfortunately, during the 2011 first quarter a number of issues have emerged, however, that could negatively impact the recovery. These include the continued instability in the Middle East with its ramifications on the cost of oil, and the crisis in Japan that could negatively impact the production of consumer goods and services, most notably the electronics and auto sectors. For now, we continue to believe that the economy will remain relatively stable throughout the coming year, with the potential for improvement in the latter half.

Net income is expected to grow from the first quarter level throughout the rest of the year as pre-tax, pre-provision income rebounds from this quarter’s level.
We believe the momentum we are seeing in loan and deposit growth, coupled with a stable net interest margin, will contribute to growth in net interest income. Our C&I portfolio is expected to continue to show meaningful growth with much of this reflecting the positive impact from strategic initiatives to expand our commercial lending expertise into areas like specialty banking, asset based lending, and equipment financing, in addition to our long-standing continued support of small business lending. Growth in automobile loans is also expected to remain strong, aided by our expansion into new markets. Home equity and residential mortgages are likely to show only modest growth until there is more consumer confidence in the sustainability of the economic recovery.
We anticipate our core deposits will continue to grow, reflecting growth in consumer households and business relationships. Further, we expect the shift toward lower-cost noninterest bearing demand deposit accounts will continue.
From a fee income perspective, first quarter results reflect for the most part the negative run rate impacts from the decline in mortgage banking income and deposit service charges. Mortgage banking income will likely show only modest, if any, growth throughout the rest of this year. Service charge income should begin to show modest growth later in this year as the benefits from our “Fair Play” banking philosophy continue to gain momentum commensurate with consumer household growth and increased product penetration.
Electronic banking income in the second half of the year could be negatively impacted by as much as $45 million if the Federal Reserve’s currently proposed interchange fee structure is implemented July 21, 2011 as planned. There are some congressional movements to block or postpone the implementation, but any outcome is uncertain at this time. We also expect to see continued growth in the earnings contribution from other key fee income activities including capital markets, treasury management services, and brokerage, reflecting the impact of our cross-sell and product penetration initiatives throughout the company, as well as the positive impact from strategic initiatives.
Expense levels are expected to remain relatively stable with declines resulting from continued low credit costs and improved expense efficiencies, offset by continued investments in strategic initiatives.
Nonaccrual loans are expected to continue to decline meaningfully throughout the year.
We anticipate the effective tax rate for the remainder of the year to approximate 35% of income before income taxes less approximately $60.0 million of permanent tax differences over the remainder of 2011 primarily related to tax-exempt income, tax-advantaged investments, and general business credits.
Please see the 2011 First Quarter Performance Discussion for an additional detailed review of this quarter’s performance. This document can be found at: http://www.investquest.com/iq/h/hban/ne/finnews/

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on Wednesday, April 20, 2011, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 267-7495; conference ID 52894827. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through April 29, 2011 at (800) 642-1687; conference ID 52894827.
Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; and (9) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2011 first quarter Quarterly Performance Discussion and Quarterly Financial Review supplements to this document, the 2011 first quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Pre-Tax, Pre-Provision Income
One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:
•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;
•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;
•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and
•	certain items identified by Management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at the time to be infrequent or short-term in nature, which Management believes may distort the company’s underlying performance trends.

Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
About Huntington
Huntington Bancshares Incorporated is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, Huntington provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial product and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of over 600 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and over 1,300 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.
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